Exhibit 99.1

Optimer Pharmaceuticals Reports Third Quarter 2007 Financial Results

SAN DIEGO, Calif. – November 8, 2007 - Optimer Pharmaceuticals, Inc. (NASDAQ: OPTR) today announced financial results for the third quarter and nine months ended September 30, 2007.

Optimer reported a net loss allocable to common stockholders for the third quarter of 2007 of $6.5 million or, $0.28 per common share, as compared to a net loss of $2.2 million, or $0.86 per common share, for the comparable quarter in 2006. The increase of $4.2 million was due primarily to funds spent for the advancement of Optimer’s OPT-80 and Prulifloxacin clinical trials.

For the nine months ended September 30, 2007, Optimer reported a net loss allocable to common stockholders of $39.1 million, or $1.94 per common share, as compared to a net loss of $8.1 million, or $3.24 per common share, for the comparable nine month period in 2006. The increase of $31.0 million was due primarily to a $20.0 million payment to Par Pharmaceutical, Inc., to reacquire the North American rights to OPT-80, costs associated with the advancement of OPT-80 and Prulifloxacin clinical trials, including the May 2007 initiation of the second pivotal Phase 3 trial for OPT-80, and the purchase of $1.9 million of OPT-80 clinical supply material and active pharmaceutical ingredient.

“This has been a very exciting and productive quarter for Optimer; especially in the areas of clinical development, pre-launch medical education activities, and financing,” said Michael N. Chang, Ph.D., Optimer’s President and Chief Executive Officer. “We were a major presence at two key congresses. We presented 2 scientific posters at Interscience Conference on Antimicrobial Agents and Chemotherapy and sponsored a medical education symposium on CDAD at Infectious Diseases Society of America. In addition, we recently completed a financing that will allow us to advance the Prulifloxacin and OPT-80 clinical programs as well as conduct pre-launch activities while maintaining a reasonable cash position. We anticipate concluding these Phase 3 trials and announcing top-line data over the next few quarters.”

Revenue for the third quarter of 2007 was $316,000 compared to $209,000 for the third quarter of 2006. The increase of $107,000, or 51%, was primarily due to a development collaboration with a natural healthcare company which generated $240,000 of revenue during the three months ended September 30, 2007. Revenue for the nine months ended September 30, 2007 and 2006 was $673,000 and $848,000, respectively. The decrease of $175,000, or 21%, was due to a decrease in revenue from a National Institute of Health (NIH) grant and the conclusion of a development and license agreement.

Research and development expenses in the third quarter of 2007 were $5.5 million compared to $1.6 million in the third quarter of 2006. Research and development expenses for the nine months ended September 30, 2007 and 2006 were $36.0 million and $7.3 million, respectively. The increase of $28.7 million in the nine months ended September 30, 2007 compared to the same period in 2006 was due primarily to a $20.0 million payment to Par to reacquire the North American rights to OPT-80, the advancement on Optimer’s clinical trials for Prulifloxacin and OPT-80, and the purchase of $1.9 million of OPT-80 clinical supply material and active pharmaceutical ingredient.

Marketing expenses in the third quarter of 2007 were $387,000 with no such expense in the third quarter of 2006. Marketing expenses for the nine months ended September 30, 2007 were $1.2 million with no such expense for the same period in the prior year. The marketing expenses in 2007 were attributable to salaries for marketing personnel and pre-launch activities which include medical education, scientific conferences, and public relations.

General and administrative expenses for the third quarter of 2007 were $1.4 million compared to $1.0 million in the third quarter of 2006. General and administrative expenses for the nine months ended September 30, 2007 and 2006 were $4.0 million and $2.3 million, respectively. The increase of $1.7 million in the nine months ended September 30, 2007 compared to the same period in 2006 was due to higher legal, insurance and compensation expenses, including $668,000 of stock compensation expense.

Interest income and other, net, in the third quarter of 2007 was $454,000 compared to $281,000 in the third quarter of 2006. Interest income and other, net, for the nine months ended September 30, 2007 and 2006 was $1.4 million and $931,000, respectively. The increase in the third quarter and nine months ended September 30, 2007 compared to the third quarter and nine months ended September 30, 2006 was primarily due to higher cash and short-term investment balances as a result of Optimer’s initial public offering which closed on February 14, 2007.

As of September 30, 2007, Optimer held cash, cash equivalents and short-term investments of $32.2 million.

Recent Highlights

•                  At the 47th Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC), September 17-20, 2007, in Chicago, IL, Optimer sought to build awareness of OPT-80 and Prulifloxacin with two key poster presentations:

 (1) OPT-80 and its major metabolite, OP-1118:  In this study, OP-1118 demonstrated similar selective in vitro antimicrobial activity against Clostridium difficile and was as active in vitro as vancomycin against Clostridium difficile.

(2) Prulifloxacin: showed that ulifloxacin, the active metabolite of Prulifloxacin, has significantly higher antibiotic activity in vitro than does ciprofloxacin against eight pathogens known to cause traveler’s diarrhea.

To build corporate awareness among top infectious disease experts, Optimer also hosted a medical affairs booth at the ICAAC.

•                  At the Infectious Diseases Society of America (IDSA) , October 4, 2007, in San Diego, CA,  Optimer sponsored an educational symposium entitled “Clostridium difficile-Associated Disease (CDAD):  Underdiagnosed, Underreported, Undertreated; How to Overcome the Challenges”. The symposium speakers were leading experts in the diagnosis, management, and treatment of CDAD.

•                  Optimer raised $35.9 million in gross proceeds on October 30, 2007, from a private placement of 4.6 million newly issued shares of common stock at a price of $7.80 per share. Assuming that this financing had closed as of September 30, 2007, Optimer would have had pro forma cash, cash equivalents and short-term investments of $65.6 million as of September 30, 2007.

About Optimer Pharmaceuticals

Optimer Pharmaceuticals, Inc. is a biopharmaceutical company focused on discovering, developing and commercializing innovative anti-infective products for the treatment of serious infections. Optimer currently has two late-stage anti-infective product candidates. OPT-80, currently in two pivotal Phase 3 clinical trials, is being developed for the treatment of Clostridium difficile-associated diarrhea, the most common hospital-acquired diarrhea. Prulifloxacin, also currently in two pivotal Phase 3 clinical trials, is an antibiotic being developed for the treatment of travelers’ diarrhea, a form of infectious diarrhea. Additional information regarding Optimer can be found at http://www.optimerpharma.com.

Forward-looking Statements

Statements included in this press release that are not a description of historical facts are forward-looking statements, including without limitation all statements related to OPT-80, Prulifloxacin, anticipated research and development expenses, and the timing of clinical trials and anticipated results and regulatory activities. Words such as “believes,” “anticipates,” “plans,” “expects,” “intend,” “will,” “goal” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Optimer that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Optimer’s business including, without limitation, risks relating to: the timing, progress and likelihood of success of its product research and development programs, the timing and status of its preclinical and clinical development of potential drugs and other risks detailed in Optimer’s filings with the Securities and Exchange Commission.

Non-GAAP Financial Measures

Optimer has provided in this press release financial information that has not been prepared in accordance with GAAP. This information consists of Optimer’s pro forma cash, cash equivalents and short-term investments as of September 30, 2007 which assumes that the October 2007 private placement of Optimer’s common stock had been completed as of such date. Optimer believes that the addition of the estimated net proceeds from the private placement provides useful comparative data by reflecting Optimer’s financial position as of September 30, 2007 as it would have existed had the private placement been completed prior to such date. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.

Contacts

Optimer Pharmaceuticals, Inc.

John Prunty, CFO & VP, Finance

Christina Donaghy, Corporate Communications Manager

858-909-0736

WeissComm Partners

Aline B. Schimmel

212-301-7218

Optimer Pharmaceuticals, Inc.

Consolidated Statements of Operations

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

Revenues:
Research grants	$44,493	$209,017	$241,793	$591,189
Collaborative research agreements	271,555	—	431,555	256,326
Total revenues	316,048	209,017	673,348	847,515
Operating expenses:
Research and development	5,496,136	1,619,724	35,964,496	7,343,410
Marketing	387,424	—	1,238,492	—
General and administrative	1,362,052	1,028,541	3,969,695	2,319,717
Total operating expenses	7,245,612	2,648,265	41,172,683	9,663,127
Loss from operations	(6,929,564)	(2,439,248)	(40,499,335)	(8,815,612)
Interest income and other, net	454,230	281,416	1,391,731	930,691
Net loss	(6,475,334)	(2,157,832)	(39,107,604)	(7,884,921)
Accretion to redemption amount of redeemable convertible preferred stock	—	(82,302)	—	(246,906)
Net loss allocable to common stockholders	$(6,475,334)	$(2,240,134)	$(39,107,604)	$(8,131,827)

Basic and diluted net loss per share attributable to common stockholders	$(0.28)	$(0.86)	$(1.94)	$(3.24)
Shares used to compute basic and diluted net loss per share attributable to common stockholders	23,154,266	2,572,822	20,143,478	2,512,450

Optimer Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2007	2006
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$8,321,602	$6,122,438
Short-term investments	23,860,948	15,218,860
Prepaid expenses and other current assets	782,204	1,712,564
Total current assets	32,964,754	23,053,862
Property and equipment, net	730,184	744,564
Other assets	302,416	315,490
Total assets	$33,997,354	$24,113,916

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,042,495	$1,753,394
Accrued expenses	5,758,988	3,310,199
Total current liabilities	7,801,483	5,063,593
Deferred rent	286,029	292,384
Commitments and contingencies	—	—
Redeemable preferred stock	—	65,461,166
Stockholders’ equity (deficit)	25,909,842	(46,703,227)
Total liabilities and stockholders’ equity	$33,997,354	$24,113,916

The following table reconciles Optimer’s non-GAAP cash and cash equivalents and short-term investments presented in this press release to the comparable GAAP figures as of September 30, 2007:

	Actual	Pro Forma Adjustments (unaudited)		Pro Forma
Cash and cash equivalents	$8,321,602	$33,400,000 (a	)	$41,721,602
Short-term investments	$23,860,948	—		$23,860,948
Cash, cash equivalents and short term investments	$32,182,550	$33,400,000 (a	)	$65,582,550

(a) Consists of Optimer’s estimated gross proceeds from the October 2007 private placement, after deducting estimated placement agent commissions, legal fees and other offering expenses of $2.5 million.